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Exhibit 99.1
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FOR IMMEDIATE RELEASE:                                                      NEWS
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January 31, 2002                                     Nasdaq National Market-ACTT


                   ACT TELECONFERENCING PROVIDES COMMENTS ON
               PRELIMINARY 2001 RESULTS AND 2002 REVENUE TARGETS

DENVER - ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), a full-service global provider of audio, video, data and Web conferencing products and services, today provided a 2002 revenue target of $65 to $70 million reflecting growth of approximately 40% over 2001 revenue of $46.7 million. The Company said it has set a 50% growth target for 2002 EBITDA. Final 2001 results will be released in mid to late February after the audit is completed.

Commenting on 2001, ACT Chairman Gerald D. Van Eeckhout said October and November revenue was strong, but that December was exceptionally weak mainly due to a slowdown in Concert traffic as a result of its migration to AT&T, and a noticeably inactive holiday period. Analysis of ACT conferencing records indicated many clients took an extra week or two off during December. Van Eeckhout said business has rebounded in January, close to November run rates.

Commenting on targets for 2002, Van Eeckhout said he expects voice conferencing revenue to grow approximately 20% to $50 million and video and Web conferencing by 300% to $20 million mainly due to the acquisition of Proximity, Inc. and PictureTel's video conferencing service delivery business. ACT's voice conferencing business generated more than $11 million in cash flow during 2001. This helped fund $3 million of developments in IP telephony, video and Web conferencing. He emphasized that all 2002 numbers are targets and depend upon customer usage.

Van Eeckhout said he expects gross profit percentage for 2002 to hold steady at approximately 50%, influenced by rapid growth in automated voice conferencing, which has higher gross margins of approximately 60%, but moderated by initially lower video gross profits of approximately 30%. He said the Company is targeting an EBITDA of 15-16% of sales for 2002.

Van Eeckhout said the specific business risks to be aware of for 2002 are integration of the video business and the speed of migration of Concert into AT&T, which will cause some slowdown until Concert conferencing volumes under AT&T management return to normal levels.

Van Eeckhout said he is satisfied with the progress being made by ACT in the video business, although it lost money during the fourth quarter. In late 2001 ACT purchased two video businesses with a combined $16 million revenue run rate. He said the current annual video conferencing revenue run rate based on January sales is roughly $20 million and that two large new accounts worth an estimated $2 million per year are expected to start booking calls in March. Van Eeckhout said that an evaluation of PictureTel's excessively trunked video telecommunications network is underway, and a restructuring of the telecom network, combined with ACT's large network purchase discounts, are expected to result in ongoing savings of approximately $2 million per year starting in March 2002. He said, however, the excess capacity costs and current configuration of the video network could result in a charge for transition costs
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and costs relating to closure of the Company's Dallas location during the fourth quarter. The net loss for the acquired PictureTel operations is estimated at $600,000 for the fourth quarter.

"We estimate it will take us about six to nine months to get the video business up to the same returns we are getting in audio," Van Eeckhout said. "The 1414c unit we acquired from PictureTel is a business unit with excellent Fortune 500-type customers, although it has traditionally operated with a high-cost telecom network. We acquired an excellent set of skills, people and software and will build on this while reducing network costs. The costs are difficult to estimate, and we are working hard to lower those costs."

The Company cautioned that due to the above factors, the fourth quarter will result in a loss. Van Eeckhout said although he is disappointed in the results, he feels the Company worked hard during 2001 and achieved much in a difficult environment.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Web conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with audio and video global platforms that provide international services, uniform billing and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in China, Indonesia, Italy, Japan, Malaysia, Mexico, Philippines, South Korea, Taiwan and Thailand. ACT's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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                                   CONTACTS:
ACT Teleconferencing, Inc.                  Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager       KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com                        E-mail: kc@pfeifferhigh.com
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